PRESS RELEASE
FOR RELEASE MAY 11, 2012 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED MARCH 31, 2012

    Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized net income of $52,200 for the quarter ended March 31, 2012, as compared to a net loss of $80,600 for the same quarter in 2011. The increase in net income between the periods was primarily due to an increase in net interest income.

Nonaccrual loans totaled $3.9 million at March 31, 2012 compared to $3.8 million at December 31, 2011. Net loan charge-offs amounted to $73,000 during the three months ended March 31, 2012, compared to $75,100 during the three months ended March 31, 2011. As of December 31, 2011, nonaccrual loans included two lot loans totaling $309,000, one speculative construction loan totaling $1.6 million, two home equity lines of credit totaling $93,300 and thirteen one-to-four family residential loans totaling $1.9 million. During the three months ended March 31, 2012 we received deed in lieu of foreclosure on one of the one-to-four family residential loans totaling $486,500. This loan was insured by a private mortgage insurance company and previous evaluations had included receiving 100% of the insurance proceeds for this loan. At the same time we received deed in lieu of foreclosure on this property, we were informed by the private mortgage insurer that due to an administrative supervision action taken by the North Carolina Department of Insurance they would only be able to pay fifty percent of the claim payment with the other half deferred and credited to a temporary surplus account on the books of the insurer. We were also able to sell and settle on this property during the three months ended March 31, 2012. Since we do not currently know if or when we may receive the other fifty percent of our claim, we assumed it to be a loss which resulted in a charge-off on this loan of $83,700.  As of March 31, 2012, nonaccrual loans included two lot loans totaling $307,500, one speculative construction loan totaling $1.6 million, seventeen one- to- four family residential loans totaling $1.7 million and three home equity lines of credit totaling $323,800.

                At March 31, 2012, our assets totaled $174.6 million, a decrease of $762,000, or .44%, from total assets of $175.3 million at December 31, 2011. At March 31, 2012, we had $31.2 million of securities available-for-sale compared to $31.4 million at December 31, 2011.  At March 31, 2012, we had $7.7 million of securities held-to-maturity compared to $7.8 million at December 31, 2011.  We had $113.4 million in loans receivable as of March 31, 2012, compared to $111.9 million as of December 31, 2011, an increase of $1.5 million, or 1.3%.  Cash and cash equivalents decreased by $2.1 million, from $14.9 million at December 31, 2011 to $12.8 million at March 31, 2012.

The Company’s consolidated tangible equity was $30.2 million at March 31, 2012 compared to $30.1 million at December 31, 2011. The bank remains well capitalized with a tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio of 13.58%, 25.34% and 26.59%, respectively, as compared to 13.50%, 25.21% and 26.46%, respectively for the same measures as of December 31, 2011.

 Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets
	(unaudited)
	March 31, 2012	December 31, 2011
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$702	$1,034
Interest-bearing deposits in other banks	12,094	13,889
Investment Securities	39,001	39,257
Loans, Net	113,369	111,925
Other Real Estate Owned	0	0
Other Assets	9,403	9,226
Total Assets	$174,569	$175,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$119,905	$121,200
Advances from the Federal Home Loan Bank	22,500	22,500
Advances by borrowers for taxes and insurance	1,172	831
Other Liabilities	758	683
Total Liabilities	144,335	145,214
Stockholders' Equity	30,234	30,117
Total Liabilities & Stockholders' Equity	$174,569	$175,331

STATEMENT OF OPERATIONS

	(Unaudited)	(Unaudited)
	For the Three Months	For the Three Months
	Ended Mar 31, 2012	Ended Mar 31, 2011
	(in thousands)	(in thousands)

Interest Income

Loans	$1,468	$1,463
Investment Securities	276	198
Other	12	12
Total Interest Income	1,756	1,673

Interest Expense
Deposits	462	668
Borrowings	169	221
Total Interest Expense	631	889

Net Interest Income	1,125	784

Provision for Loan Losses	73	60

Net Int Income after Provision for Loan Losses	1,052	724

Noninterest Income	73	55
Noninterest Expense	1,063	941

Net Earnings Before Income Taxes	62	(162)

Income Tax Expense (Benefit)	10	(81)

Net Earnings	$52	$(81)